EMPLOYMENT AGREEMENT

This Employment Agreement (**"Agreement"**) is dated as of May 1, 2017 by and between Mark Phelan (**"Employee"**) and Accel Entertainment Gaming, LLC, an Illinois limited liability company (the **"Company"**).

Recitals

A. The Company has established a business to engage in the sale, lease, operation, management, product development and licensing, etc. with respect to Video Gaming, pursuant to the requirements and laws of the State of Illinois (the **"Business"**);

B. The parties desire to enter into this Agreement to set forth the terms and conditions of Employee's employment with the Company; and

C. The parties recognize that as an employee of the Company, Employee will be employed in a confidential capacity and will be given access to certain proprietary and/or confidential information of the Company.

Terms

In consideration of the foregoing, which is made part hereof, as well as the mutual covenants and promises set forth below, the parties agree as follows:

1. Employment. The Company agrees to employ Employee, and Employee hereby accepts employment with the Company, on a full-time basis consistent with the position and duties of Chief Revenue Officer/Chief of Staff, upon the terms and conditions set forth in the Agreement for the period beginning on May 1, 2017 (**"Beginning Employment Date"**) and ending as provided in section 1(c) below (the resulting term of employment being referred to hereafter as the **"Employment Period"**).

(a) Title and Duties.

(i) The Company shall employ Employee as Chief Revenue Officer/Chief of Staff, reporting to the Chief Executive Officer. The primary responsibilities of this position include, but are not limited to, assisting the CEO with the development and execution of tactical plan for special projects as assigned, managing the move and integration of the Company into its new corporate headquarters in Burr Ridge, evaluating current process management and work flow, leading the acquisition integration function when the Company acquires strategic assets, assisting the senior management team analyze business development opportunities, implementing revenue optimization strategies, as well as assisting in other areas as needed. Employee will be required to obtain and/or maintain a Terminal Handler's License issued by the Illinois Gaming Board.

(ii) Employee will devote all of his/her professional time and attention to the Business, and shall not engage in any other profession or business without first obtaining the Company's written consent. Employee will perform his/her duties and responsibilities to the best of their abilities in a diligent, trustworthy, workmanlike and efficient manner.

(b) Compensation and Benefits.

(i) Compensation. Employee's compensation package will be comprised of a base rate ("**Base Rate**") in the initial amount of $225,000 annually, less appropriate tax withholdings required by applicable law. Employee shall be eligible for an annual salary increase based on prior year performance evaluations, the amount of which will be determined at the sole discretion of the Company.

(ii) Commission. Employee is eligible to earn a sales commission ("**Commission**") for certain Contracted Establishments (establishments which sign the Company's Terminal Use Agreement for a term of at least five (5) years). Specifically, a commission shall be paid for each establishment that a) is eligible under The Act; b) is not already assigned to a Company sales associate; c) does not have an existing relationship with and is not an active sales target of an Accel business partner; d) contracts with the Company as a direct result of Employee's relationship and effort; e) passes the Company's validation, acceptance, and due diligence procedures. The commission shall be paid as follows: a) a first payment of $1,000 will be paid upon signing, after the Company successfully completes due diligence; b) a second payment of $1,000 plus $100 per terminal will be paid ninety (90) days after the establishment goes live with video gaming, except that if Employee is no longer engaged by or employed with the Company at that time the second payment will be adjusted to $500 plus $50 per terminal. In the event a Contracted Establishment fails to obtain its gaming license from the State of Illinois and/or the Illinois Gaming Board, reconciliation will be performed by making adjustments against future payments. For example, if Employee receives a $1,000 Commission for an eligible Contracted Establishment but it fails to obtain its gaming license, an adjustment of $1,000 shall be made against subsequent payments to Employee.

(iii) Expense Reimbursement. The Company will reimburse Employee up to $40,000 annually for living and travel expenses associated with the performance of Employee's position. The Company will reimburse Employee for all reasonable business-related travel and related (lodging, meals, etc.) expenses incurred by him/her in connection with the performance of his/her duties and obligations under this Agreement, according to the Company's published expense reimbursement policies. Employee will comply with such reasonable limitations and reporting requirements with respect to expenses as the Company may establish from time to time. Employee shall use his/her best efforts to have all expenses in excess of $50.00 pre-approved by the Company.

(iv) Work/Travel Schedule. Both parties will mutually agree to a work/travel schedule that balances the achievement of position requirements and personal time.

(v) Paid Time Off. Employee will be eligible to accrue a total of twenty (20) days of PTO (i.e. sick days, personal days or vacation days) throughout the calendar year. Employee's Paid Days shall be in addition to major holidays including New Year's Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving, and Christmas; or any other holiday during which the Company's offices are closed. Paid Days will accrue at a constant rate with each pay period, dating to Employee's first day of employment with the Company. Paid Days will be used in no more than five (5) consecutive days at a time and the maximum roll-over of unused Paid Days in a given year will be five (5) days. Written permission from the Company will be required to take Paid Days that have not yet been accrued. Upon Employee's termination by the Company without Cause, Employee's final payroll will be adjusted to account for any Paid Days taken but not accrued, or any unused Paid Days.

(vi) Incentive Stock Options. Employee will receive 10,000 stock options at the price to be determined at the next Board of Director's meeting. The options will vest equally beginning on the second anniversary of Employee's start date for a period of one year.

(vii) Annual Bonus. Employee will be eligible for an annual bonus in the form of cash or additional equity. The amount of the bonus is to be determined by the Company based upon individual-level performance as well as Company achievement of goals/objectives and related benchmarks. All bonuses are subject to the approval of the Accel Board of Directors.

(viii) Health and Other Benefits. Employee shall be eligible for participation in the Company's group health insurance plan, Company contributions to the group health plan, Company paid life insurance, and short term disability as well other voluntary plans for the 401(k) program, EAP, group dental, vision, long term disability, accident and critical illness and additional supplemental life insurance coverage.

(ix) Company Vehicle. Employee will be provided full time use of a Company-owned vehicle, and agrees to use this vehicle for all Company-related ground transportation. Employee agrees that personal use of the vehicle should only occur under exceptional circumstances, and only Accel employees covered by Accel's automobile insurance policy may be permitted to operate the vehicle (a current list of such employees can always be obtained from the Company's designated administrator). Accel will be responsible for vehicle's fuel, maintenance and insurance costs, except for fuel consumed by Employee for personal use.

(x) Cellular Phone. At its sole discretion, the Company will provide Employee with a Company issued cell phone or it will reimburse Employee $50.00/month for cellular phone expenses contingent on the phone having capability to send and receive Company email as reimbursement for Employee using his/her personal phone in furtherance of Company related activities.

(c) Term.

(i) Employment Period. The Employment Period commences on the Beginning Employment Date and is terminable by either party with prior written notice to the other party to this Agreement.

(ii) Termination by Company for Cause. This Agreement shall terminate if the Company gives Employee notice of termination for Cause, in which case the effective date of termination shall be the date on which such notice is given unless otherwise indicated. The term "**Cause**" shall mean: (i) a material breach of this Agreement, including a material violation by Employee of any of the restrictive covenants (Confidentiality, Non-Competition and Non-Solicitation) contained herein; (ii) the commission of an act of fraud, conversion, misappropriation, embezzlement, or similar illegal acts or other misconduct involving moral turpitude; (iii) a repeated failure to report to work or to perform his/her duties as requested by the Company; (iv) negligence with respect to the Company, its clients, its employees and its activities which has an adverse effect on the assets, business, financial condition or results of operations of the Company or any of its affiliates; (v) any material misrepresentations or non-disclosures to the Company; and (vi) any actions that could cause Employee or the Company to be in violation of the Illinois Video Gaming Act or rules established by the Illinois Gaming Board.

2. Representations and Warranties. Employee represents and warrants that he/she is not subject to any contractual or legal obligation arising out of any prior employment or working relationship he/she has had that restricts his/her right to work for the Company. Employee further represents that he/she does not possess and will not utilize in connection with his/her employment with the Company any confidential or proprietary documents obtained during the course of any prior employment or working relationships to which he/she does not have entitlement or that he/she otherwise is restricted from possessing or using.

3. Confidentiality. Employee acknowledges that during the course of his/her association and engagement with the Company, he/she will continue to be in contact with and may have access to trade secrets, proprietary information, customers and potential customers, suppliers and various confidential materials with respect to the Business of the Company, its affiliates and their respective operations (collectively **"Confidential Information"**).

Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to the Company, Employee agrees that he/she will not at any time, directly or indirectly, during the term of his/her employment with the Company and for a period of five (5) years from the termination of his/her employment with the Company (this time period as a whole being referred to herein as the **"Restrictive Period"**), directly or indirectly, disclose, sell, give, loan or otherwise transfer the Confidential Information to any person or entity or otherwise use Confidential Information for his/her own benefit or the benefit of others, unless authorized in writing by the Company. Employee will hold any and all Confidential Information received by, or otherwise disclosed to, him/her in the strictest confidence. Without limiting the foregoing, Employee will comply with all of the Company's instructions for preserving its confidentiality and use Confidential Information only in furtherance of the Business.

Notwithstanding the foregoing, this obligation of confidentiality shall not apply to any information which (i) was known to the receiving party at the time of receipt; (ii) was in the public domain at the time of receipt; (iii) becomes public through no fault of the party obligated to keep it confidential; (iv) such party legitimately learns from third parties who are under no obligation of confidentiality with respect to the information; or (v) is required by applicable law to be divulged.

4. Non-Competition. Employee acknowledges that in the course of his/her employment with the Company he/she will become familiar with the Company's trade secrets and with Confidential Information and that his/her services will be of special, unique and extraordinary value to the Company. Therefore, Employee agrees that, during the Restrictive Period (notwithstanding any reason for termination), he/she will not directly or indirectly own, invest in, make loans to, operate, manage, control, participate in, consult with, advise, or engage in services for any entity which directly or indirectly competes with the Business of the Company in the State of Illinois, since his/her knowledge of the Company's trade secrets and Confidential Information would be very useful to such competitor and/or detrimental to the Company. The foregoing will not prohibit Employee from having passive investments of less than one percent (1%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system.

5. Non-Solicitation. During the Restrictive Period, Employee will not, directly or indirectly:

(i) solicit, divert, or take away any of the Company's customers, supplies or accounts; and/or

(ii) divert, take away, hire, solicit or seek to induce employment of any person who is then an employee of the Company or who was employed by the Company at any time during the term of Employee's employment with the Company.

6. Work Product. Employee agrees that all discoveries, inventions, ideas, concepts, research and other information, processes, products, methods and improvements, directly or indirectly related to the Business, (collectively **"Inventions"**) which are conceived, developed or otherwise made by him/her alone or jointly with others during his/her engagement with the Company, shall be the sole property of the Company. Employee therefore transfers and assigns the Inventions and all developments related to such Inventions created within one (1) year after the termination of his engagement (**"Developed Inventions"**) exclusively to the Company. Employee shall currently and promptly disclose to the Company all Inventions

and Developed Inventions. Employee shall execute any and all documents and shall provide such assistance necessary either to evidence or register the assignment of these rights.

7. Return of Material. Upon the termination of Employee's employment with the Company for any reason, by either party, with or without Cause, (or earlier if requested by the Company), Employee immediately will deliver to the Company all Confidential Information, keys and other tangible materials and things relating to Confidential Information which the Company entrusted to Employee and all other tangible materials which Employee created or developed, in whole or in part, within the scope of his/her engagement with the Company.

8. Acknowledgement. Employee agrees that: (i) the covenants set forth herein are reasonable in geographical and temporal scope and in all other respects; (ii) the Company would not have entered into this Agreement but for the covenants of Employee contained herein; and (iii) the covenants herein have been made in order to induce the Company to enter into this Agreement.

9. Remedies. Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Employee of the promises set forth in Sections 3 through 7 of this Agreement and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if he/she breaches, or proposes to breach any portion of Sections 3 through 7 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. Employee agrees that he/she will be personally liable for all attorneys' fees, costs, damages and penalties relating to the enforcement of any act to prevent or stop the violation of the confidentiality, non-compete, non-solicitation, work product and return of materials provisions of this Agreement.

10. Miscellaneous.

(a) Applicable Law, Severability and Venue/Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of Illinois. In the event any term or provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining terms and provisions of this Agreement will not in any way be affected thereby. In the event that any term or provision of this Agreement is determined to be in violation of any law or regulation, including but not limited to the Illinois Video Gaming Act, then the Agreement shall be modified in accordance with such applicable law or regulation so that the revised terms can best legally replicate the economic and business terms set forth herein. If the parties cannot agree on such modification, then an arbitrator appointed by the American Arbitration Association shall determine such modification. The sole venue and jurisdiction for any other matter or action related to this Agreement shall be the federal or state courts residing in Cook County, Illinois.

(b) Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof.

(c) Waiver of Jury Trial. The parties of this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury on any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties of this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a

jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(d) Counterparts; Facsimile or Email Transmission. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile or email transmission.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, by the Company, and by the Company's successors and assigns.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Employee.

[Signature Page to Follow]

EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS HAD AMPLE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH HIS/HER ATTORNEY. EMPLOYEE ACKNOWLEDGES THAT THE RESTRICTIONS CONTAINED HEREIN ARE FAIR, APPROPRIATE AND REASONABLE UNDER THE CIRCUMSTANCES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACCEL ENTERTAINMENT GAMING, LLC:	**EMPLOYEE:**
By:	
[signature]	[signature]
Signature	Signature
Derek Harmer General Counsel/Chief Compliance Officer Printed Name/Title	Mark Phelan Printed Name
6/5/17	5.30.17
Date	Date